UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Fifth Street Senior Floating Rate Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPORT THE FSFR BOARD OF DIRECTORS AS IT CONTINUES TO

ADVANCE THE INTERESTS OF ALL FSFR STOCKHOLDERS

March 4, 2016

Dear Fellow Stockholder,

This is an important time for Fifth Street Senior Floating Rate Corp. (“FSFR” or the “Company”) stockholders. At FSFR’s 2016 Annual Meeting of Stockholders to be held on April 7, 2016, you will be asked to vote on proposals that, if successful, could jeopardize the value of your FSFR investment.

A hedge fund, Ironsides Partners Special Situations Master Fund II L.P., along with some of its affiliates (“Ironsides”), has proposed to replace your Board members with its own nominees and to immediately terminate the existing agreement with FSFR’s investment advisor, Fifth Street Management LLC (“FSM”).

We believe either one of these actions would be extremely detrimental to the value of your investment and urge you to use the enclosed WHITE proxy card today to vote FOR the FSFR Board nominees (Proposal 1) and AGAINST the termination of the investment advisory relationship with FSM (Proposals 3 and 4).

THE FSFR BOARD HAS THE EXPERIENCE AND STEADY LEADERSHIP NEEDED
TO CONTINUE MOVING THE COMPANY FORWARD IN VOLATILE MARKETS

Your Board is composed of seven highly qualified directors, all of whom are active, engaged and have a record of driving value creation. The FSFR Board has the diversity, experience and qualifications necessary to continue to provide effective and independent oversight and direction.

Together, the FSFR Board possesses distinct knowledge and expertise that is critical to the Company’s success. This includes expertise in law, business, finance, risk assessment, marketing and senior management experience.

The two FSFR nominees up for election this year, including the Company’s CEO, are essential members of the FSFR Board, each of whom adds important expertise and valuable perspective to your Board.

•	Ivelin M. Dimitrov: As the CEO of FSFR and CIO of the entire Fifth Street platform, Mr. Dimitrov focuses on executing the Company’s strategy to generate consistently strong results and enhance value for all FSFR stockholders. In addition to his invaluable perspective as CEO, he brings significant experience and expertise working with companies across the United States and Europe in the areas of financial analysis, valuation and investment research.

•	Brian S. Dunn: Mr. Dunn brings unique expertise and perspective to the FSFR Board, with more than 19 years of marketing, logistical and entrepreneurial experience working at a number of consumer-oriented companies. This experience provides invaluable guidance to our investor relations efforts and also makes him skilled in leading committees requiring substantive expertise, including his role as chairman of the Board’s Nominating and Corporate Governance Committee and Compensation Committee.

The FSFR Board has the diversity, experience and qualifications necessary to continue to provide effective and independent oversight and direction critical to FSFR’s success. Our Board and management team are committed to generating value for all stockholders, and are continuing to execute on a number of strategic priorities to enhance FSFR stockholder value.

Importantly, electing any of Ironsides’ director nominees to the Board risks jeopardizing the important relationship FSFR enjoys with FSM – a relationship that benefits all FSFR stockholders.

TERMINATING FSM AS FSFR’S INVESTMENT ADVISOR WOULD BE EXTREMELY
DETRIMENTAL TO THE COMPANY AND ITS STOCKHOLDERS

Based on FSM’s deep understanding of FSFR’s business, its leading credit origination platform, its crucial relationships with financial sponsors and its demonstrated ability to manage our portfolio, we are confident that FSM is the best investment advisor for FSFR. You should also be aware that approval of Ironsides’ proposals to terminate FSM’s investment advisory agreement could have a potentially disastrous domino effect for FSFR and all of its stockholders, risking the following consequences:

•	Event of Default Under Citibank Credit Facility, for which the Company currently has over $109.2 million outstanding. An event of default under such facility could reduce or eliminate the ability of the Company to draw additional amounts under such facility and cause amounts due under such facility to become due and payable prior to maturity, absent a valid consent or waiver;

•	Negative Effect on 2015 Debt Securitization, which could result in a termination of the sub-advisory agreement with FSM and require the engagement of a new sub-adviser, which could have material adverse effects on the performance of the Company's investments. In addition, the Company could be terminated “for cause” as the collateral manager under the collateral management agreement with FS Senior Funding Ltd., which termination and replacement process could also adversely affect the performance of the Company’s investments;

•	Loss of Administrative Services and Fifth Street Name, which would cause substantial disruption to the Company’s business and operations, with the attendant potential to lose brand recognition and market confidence; and

•	Negative Effect on Day-to-Day Operations if the Company does not obtain the required approvals for an interim investment advisory contract within a specified time period. The Company may need to hire individuals to manage the Company internally and make other fundamental changes to its day-to-day operations, which would cause significant distraction to the Board, is likely to disrupt FSFR’s business and operations and could be detrimental to the value of your holdings of FSFR common stock.

PROTECT THE VALUE OF YOUR INVESTMENT--

VOTE THE WHITE PROXY CARD TODAY

The attached fact sheet highlights some of the key reasons why we believe your Board is taking the right steps to enhance stockholder value.

Please use the enclosed WHITE proxy card to vote TODAY by telephone, by Internet, or by signing and dating the WHITE proxy card and returning it in the postage-paid envelope provided.

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

Bernard D. Berman	Ivelin M. Dimitrov
Chairman	Chief Executive Officer

Your Vote Is Important, No Matter How Many Or How Few Shares You Own!

If you have questions about how to vote your shares, or need additional assistance,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders May Call: (877) 717-3923 (TOLL-FREE from the U.S. and Canada)

or +(412) 232-3651 (from other locations)

Banks and Brokers May Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any Green proxy card sent to you by

Ironsides, as doing so will revoke your vote on the WHITE proxy card.

If you have previously submitted a Green proxy card sent to you by Ironsides, you can revoke that proxy and vote for your Board of Directors’ nominees and on the other matters to be voted on at the 2016 Annual Meeting by voting on the enclosed WHITE proxy card.